AMENDMENT

to

MUTUAL FUND SERVICES AGREEMENT

Between

BRUCE FUND, INC.

and

UNIFIED FUND SERVICES, INC.

(now known as ULTIMUS ASSET SERVICES, LLC)

This Amendment revises the Mutual Fund Services Agreement, dated October 18, 2004 (the “Agreement”) between Bruce Fund, Inc. (the “Corporation”), and Unified Fund Services, Inc. (now known as Ultimus Asset Services, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Under the heading “General Description of Fund Administration Services”, the third bulleted item under the sub-heading “Reporting” is deleted and replaced with the following:

•	Prepare and file with the SEC the Corporation’s reports on Forms N-CEN, N-PORT, N-CSR, N-PX, and N-1A

2.	Under the heading “General Description of Fund Accounting Services”, the following item is added:

•	Provide accounting information for the Corporation’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR

The Parties agree to amend Section 6(d) of the Agreement to add the out-of-pocket expenses as described below:

•	The actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act; and

•	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

The Parties agree to amend the Agreement to add the following fees related to the preparation and filing of Forms N-CEN and N-PORT:

FORMS N-CEN AND N-PORT

•	Beginning on June 1, 2018, the Corporation agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

•	The Corporation agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 500	$6,000 plus out of pocket charges
	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$7,500 plus out of pocket charges
	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD
*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of June 30, 2018.

BRUCE FUND, INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ R. Jeffrey Bruce	By:	/s/ Gary Tenkman

Name: R. Jeffrey Bruce		Name: Gary Tenkman

Title: Vice President		Title: President and Managing Director

2